Exhibit 99.1

Regal Entertainment Group Announces Agreement to Acquire Hollywood Theaters

Knoxville, Tennessee — February 19, 2013 — Regal Entertainment Group (NYSE: RGC), a leading motion picture exhibitor owning and operating the largest theatre circuit in the United States, today announced that it has entered into an agreement to acquire Hollywood Theaters. The purchase price will consist of $191 million in cash, approximately $47 million of assumed lease obligations, comprised of capital leases and financing obligations, and certain working capital. The cash portion of the purchase price includes repayment of approximately $157 million of the sellers’ debt and is subject to customary post-closing adjustments.

The proposed acquisition would add a total of 43 theatres with 513 screens to Regal’s portfolio at a pre-synergy multiple of approximately 5.9 times cash flow and includes theatres in 16 states and 3 U.S. territories. The consummation of the acquisition is subject to customary closing conditions.

“We expect the acquisition of Hollywood Theaters to be accretive to cash flows and earnings and are pleased to announce an agreement to purchase these high quality assets,” stated Amy Miles, CEO of Regal Entertainment Group. “Accretive acquisitions are a key component of our overall business strategy and we look forward to a successful closing and integration of the Hollywood Theater assets during the second quarter,” Miles continued.

Forward-looking Statements:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s 2011 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2012. All forward-looking statements are expressly qualified in their entirety by such factors.

About Regal Entertainment Group:

Regal Entertainment Group (NYSE: RGC) is the largest motion picture exhibitor in the United States. The Company’s theatre circuit, comprising Regal Cinemas, United Artists Theatres and Edwards Theatres, operates 6,880 screens in 540 locations in 38 states and the District of Columbia. Regal operates theatres in 43 of the top 50 U.S. designated market areas. We believe that the size, reach and quality of the Company’s theatre circuit not only provide its patrons with a convenient and enjoyable movie-going experience, but is also an exceptional platform to realize economies of scale in theatre operations.

Additional information is available on the Company’s Web site at www.REGmovies.com.

Financial Contact: Kevin Mead Regal Entertainment Group Vice President Investor Relations and Planning Kevin.Mead@regalcinemas.com 865-925-9685	Media Contact: Ken Thewes Regal Entertainment Group Senior Vice President and Chief Marketing Officer 865-925-9539